Exhibit 99.1

    August 26, 2011

A. O. Smith completes acquisition of Lochinvar Corporation

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced the completion of its acquisition of Lochinvar Corporation. The purchase price of the acquisition was approximately $418 million which was funded from A. O. Smith’s cash and revolving credit facility.

A. O. Smith received notification earlier today from the Federal Trade Commission that it had terminated the Hart-Scott-Rodino waiting period pertaining to the transaction.

Privately held Lochinvar is a leading manufacturer of high-efficiency boilers used in commercial and residential hydronic heating and hot water applications. A. O. Smith expects the acquisition to be accretive to earnings per share in the amount of approximately $.10 in the fourth quarter of 2011, excluding one-time purchase accounting charges and professional fees related to the acquisition, and in the range of $.40 to $.50 per share in 2012.

“The addition of Lochinvar represents an excellent fit with our strategy to become a leading global water technology company,” Paul Jones, chairman and chief executive officer of A. O. Smith Corporation, said in announcing the completion of the sale transaction.

“Lochinvar is a well-known and widely respected brand in our industry, and their emphasis on energy efficient products, world-class quality, and outstanding customer service fit well with our existing water heater business.”

“We’re excited about the opportunity to grow the Lochinvar business, both domestically and outside of the U. S.,” he continued.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: difficulties in integrating the Lochinvar acquisition or achieving the stated accretion, cost synergies and/or global expansion opportunities; weakening in the high efficiency boiler market or slowdown in the transition from non-condensing to condensing boilers; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; adverse general economic conditions and capital market deterioration; and the impact of accounting for acquisitions on the company’s financial statements. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2010 sales of nearly $1.5 billion, is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive line featuring the best-known brands in North America and China, as well as water purification products for residential and light commercial applications. A. O. Smith, headquartered in Milwaukee, Wis., employs approximately 10,500 people at operations in the U. S., Canada, Mexico, India, China, and the Netherlands.